Exhibit 10.35

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Fraser Valley Commercial Banking Centre 10435 King George Hwy 2nd Floor Surrey, BC V3T 2W7

November 7, 2025

LETTER OF AGREEMENT

The Toronto-Dominion Bank (the "Bank") is pleased to offer the following credit facilities (individually the "Facility" and collectively the "Facilities") subject to the terms and conditions set forth below and in the attached Schedule(s) (collectively the "Agreement").

Borrower(s): Canadian Stone Industries 27524 51A Ave, Langley, BC, V4W 4A9

Klad Envelope Solutions Inc. 27524 51A Ave, Langley, BC, V4W 4A9

(individually or collectively referred to herein as the "Borrower")

CREDIT FACILITIES

FACILITY1

Available to:

Purpose:

Credit Limit:

OPERATING LOAN

Canadian Stone Industries

To finance working capital requirements.

CAD $5,000,000

Borrowing Options: Advances are available at the Borrower's option by way of:

Tenor:

Prime Rate Based Loans in CAD$ at Prime Rate+ 0.50% per annum

United States Base Rate Loans in US$ ('USBR Loans') at USBR + 0.50% per annum

Borrowing options are subject to the additional fees and charges set out in this Agreement and any other agreement which includes additional terms and conditions agreed to by the Borrower.

Uncommitted.

Contractual Term: No Term.

Administration Fee: CAD $300 per month.

Limit Excess Fee: CAD $350 payable for excess monitoring requirements each time that the Credit Limit is exceeded, with any extension of credit above the Credit Limit being at the Bank's sole and absolute discretion.

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Drawdown: Revolving.

Access to Credit: Credit under this Operating Loan is accessed by requesting a drawdown by way of an available Borrowing Option. Upon satisfaction of any Drawdown terms and Disbursement Conditions funds shall be deposited into the Current Account.

Repayment:

FACILITY2

Available to:

Purpose:

Credit Limit:

The Borrower will have access to Prime Based Loans under the Operating Loan via overdraft from Account Number 5268119 at Branch 9280 (the "Account") up to the Credit Limit.

The Borrower will have access to USBR Loans under the Operating Loan via overdraft from Current Account Number 7310322 at Branch 9280 (the "Current Account") up to a maximum of USO $100,000. The total of CAD$ loans and CAD equivalent of USBR Loans under the Operating Loan via overdrafts cannot exceed the limits defined under the 'Credit Limit' above.

The Borrower agrees to repay the Bank on demand. If the Bank demands repayment, the Borrower will pay to the Bank all amounts outstanding under the Facility, including without limitation, as applicable, the amount of all unmatured B/As and LIBOR Loans and the Face Amount of all drawn and undrawn L/Gs and L/Cs. All costs to the Bank and all loss suffered by the Bank in re-employing the amounts so repaid will be paid by the Borrower.

TERM LOAN

Canadian Stone Industries

To payout previous owner of Canadian Stone Industries.

CAD ($2,559,462) as reduced pursuant Repayment section below.

Borrowing Options: Advances are available at the Borrower's option by way of:

Tenor:

Amortization:

Fixed Rate Term Loans in CAD, bearing interest as determined by the Bank, in its sole discretion, for the Rate Term selected by the Borrower, and as set out in the Rate and Payment Terms Notice applicable to that Fixed Rate Term Loan.

Floating Rate Term Loans available by way of:

Prime Rate Based Loans in CAD bearing interest at Prime Rate+ 0.65% per annum

Borrowing options are subject to the additional fees and charges set out in this Agreement and any other agreement which includes additional terms and conditions agreed to by the Borrower.

Committed

7 years to August 30, 2029

Contractual Term: 1 year to August 30, 2026

Rate Term: Unless otherwise agreed to by the Bank, as selected by the Borrower but never to exceed the Contractual Term Maturity Date: Fixed Rate Term Loans: 6 months, 1 to 5 years Floating Rate Term Loans: No rate term

Drawdown:

Repayment:

Prepayment:

Fully Drawn.

All amounts outstanding will be repaid on or before the Contractual Term Maturity Date. The drawdown will be repaid in equal monthly payments. The details of repayment and interest rate applicable to such drawdown will be set out in the" Rate and Payment Terms Notice" applicable to that drawdown. Any amounts repaid may not be reborrowed.

Floating Rate Borrowings: no prepayment restrictions.

Fixed Rate Borrowings: Provided that an Event of Default has not occurred and subject to a 0.05% premium to the fixed rate, the Borrower may, once each Calendar Year (a "Year"), prepay in one lump sum, an amount of principal outstanding under the applicable credit facility not exceeding 10% of the original amount of the Term Loan, upon payment of all interest accrued to the date of prepayment without paying any prepayment charge. If the prepayment privilege is not used in one Year, it cannot be carried forward and used in a later Year.

BORROWING LIMIT

For Facility: Borrowing Limit 1 Ensure outstanding advances under Facility 1, including the face amount of any outstanding undrawn L/Cs, L/Gs, will be at all times the lesser of:

1) CAD$5,000,000 [or its US$ Equivalent]

AND

2) The total of:

(A) 80% of Canadian and US accounts receivable less over 90-day accounts receivable, priority payables and related AR, and (B) 50% of inventory held in Canada net of 30-day accounts payable.

INTEREST PAYMENTS

For all Facilities, interest payments, interest periods, contract maturity, interest payment dates and other related information are set out in Schedule "A" attached hereto unless otherwise stated in this Letter Agreement, Rate and Payment Terms Notices, or other notices delivered by the Bank to the Borrower in respect of a specific drawdown. Information on interest rate and fee definitions and interest rate calculations are set out in the Schedule "A" attached hereto.

ANCILLARY FACILITIES

As at the date of this Agreement, the following uncommitted products (the "Ancillary Facilities") are made available, subject to the General Covenants, and are secured by the Bank Security. The Ancillary Facilities will be governed by this Agreement and separate agreements between the Borrower and the Bank. In the event of a conflict between this Agreement and any separate agreement, the terms of the separate agreement will govern. Ancillary Facilities are subject to change at any time, including the availability of the Ancillary Facility, at the Bank's sole discretion, without notice. Additional requirements and due diligence may be required.

TD BUSINESS VISA CARDS

Available to: Canadian Stone Industries

Credit Limit: CAD $50,000 aggregate limit for all cards

Available to: Klad Envelope Solutions Inc.

Credit Limit: CAD $20,000 aggregate limit for all cards

SPOT FOREIGN EXCHANGE FACILITY

Available to:

Credit Limit:

Canadian Stone Industries

USD $1,660,000 for settlement on a spot basis.

Certain treasury products, such as forward foreign exchange transactions.

The Borrower agrees that treasury products will be used to hedge its risk and will not be used for speculative purposes.

The paragraph headed "FX CLOSE OUT" as set out in Schedule "A" shall apply to FX Transactions.

For the Borrower's information only, the Bank advises the Borrower that, as at the day of this Agreement only, the Bank would, if requested by the Borrower, make available to the Borrower forward foreign exchange contracts in an aggregate amount of up to USD$1,660,000 for periods of up to 24 months. This limit and term is subject to change at any time at the discretion of the Bank and without prior notice to the Borrower. The Borrower must contact the Bank from time to time, to obtain information about the Borrower's then current forward foreign exchange limit.

CASH MANGEMENT PRODUCTS

Available to:

Products:

Canadian Stone Industries

Certain deposit and cash management products, such as electronic funds transfer and wire payment services.

Type text here

Available to:

Products:

Klad Envelope Solutions Inc.

Certain deposit and cash management products, such as electronic funds transfer and wire payment services.

In addition to any fees applicable to each Facility as described above, the Borrower will pay the following:

Renewal: CAD$1,000.00 payable Annually

Late Reporting: CAD$350.00 payable each time reporting is not provided within the timelines established in the Reporting Covenants, and payable frequency thereafter until reporting is provided to the Bank.

SECURITY

The following security shall be provided and, unless otherwise indicated, support all present and future indebtedness and liability of the Borrower and the granter of the security to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, credit cards, cash management products, and derivative contracts, shall be registered in first position, and shall be on the Bank's standard form(s), supported by resolutions (where applicable) and solicitor's opinion, all in a form acceptable to the Bank:

a) General Security Agreement ('GSA') from CANADIAN STONE INDUSTRIES representing a First charge on all its present and after acquired personal property. b) General Security Agreement ('GSA') from FRASER CANYON HOLDINGS INC. representing a First charge on all its present and after acquired personal property. c) General Security Agreement ('GSA') from CANDIAN STONE INDUSTRIES INC. representing a First charge on all its present and after acquired personal property. d) General Security Agreement ('GSA') KLAD ENVELOPE SOLUTIONS INC. representing a First charge on all its present and after acquired personal property. e) General Security Agreement ('GSA') from INSTONE CANADA CORP. representing a First charge on all its present and after acquired personal property. f) Unlimited Guarantee of Advances executed by INSTONE CANADA CORP. (the 'Guarantor') in support of: a. CANADIAN STONE INDUSTRIES b. KLAD ENVELOPE SOLUTIONS INC. g) Section 427 Bank Act Security from CANADIAN STONE INDUSTRIES representing a First charge on inventory located at 27524 51A Ave, Langley, BC and 45 Fenmar Dr., North York, ON. h) Assignment of Fire Insurance from CANADIAN STONE INDUSTRIES i) Subordination and Priorities Agreement for Seller Note 1 between CANADIAN STONE INDUSTRIES and Jeff Leech Family Trust (JTKT Holdings), Dream Family Holdings, Michael Siemens, Nathan Thompson, Curt Trierweller, and Wendi Chiavacci j) Subordination and Priorities Agreement for Seller Note 2 between CANADIAN STONE INDUSTRIES and Jeff Leech Family Trust (JTKT Holdings), Dream Family Holdings, Michael Siemens, Nathan Thompson, Curt Trierweller, and Wendi Chiavacci

All persons and entities required to provide a guarantee or suretyship shall be referred to in this Agreement individually as a "Surety" and/or "Guarantor" and collectively as the "Guarantors".

All of the above security and guarantees, along with any further security and guarantees as may be required by the Bank in the future, shall be referred to collectively in this Agreement as "Bank Security".

DISBURSEMENT CONDITIONS

In addition to the Standard Disbursement Conditions contained in Schedule "A" and Disbursement Conditions specific to the Facilities noted above, if any, the obligation of the Bank to permit any drawdown hereunder is subject to the following:

# For Facility: Conditions: 1 All Satisfactory review of Finalized Purchase Agreement including the Net Working Capital adjustment (if any), and Seller Notes.

2 All Drawn Senior Bank Debt is not to exceed 2.0x trailing twelve month EBITDA as per reporting period ending September 30, 2025.

3 All Satisfactory review of an employment agreement with the Vendors with at least 2 years.

4 All Site visits to be completed on the warehouses located at 27524 51A Avenue, Langley BC and 45 Fenmar Drive, North York, Ontario.

5 All Confirmation of a liquidity injection of $1,500,000 upon close.

6 All Satisfactory loan documentation, including all documentation to satisfy the Bank's regulatory requirements (KYC/AML), loan agreement, security, legal opinions, etc. in form and substance satisfactory to the Bank and its counsel. All costs associated with completion of due diligence and registration of security are to be paid by the Borrower.

GENERAL COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will, and will ensure that its subsidiaries and each of the Guarantors (Borrower, subsidiaries and Guarantors collectively known as the "Obligors") will, observe the Standard Positive Covenants and Standard Negative Covenants set out in Schedule "A" and the following Reporting, Financial, Positive and Negative Covenants.

REPORTING COVENANTS

# For Facility: Covenant:

1 All Annual Review Engagement financial statements for Canadian Stone Industries within 120 calendar days of fiscal year end.

2 All Annual Compilation Engagement financial statements for Canadian Stone Industries (2022) Inc. within 120 calendar days fiscal year end.

3 All Annual Compilation Engagement Financial Statement for Fraser Canyon Holdings Inc. within 120 calendar days of fiscal year end.

4 All Annual Compilation Engagement Financial Statement of Klad Envelope Solutions Inc. within 120 calendar days of fiscal year end.

5 All Annual Compilation Engagement Financial Statement of lnstone Canada Corp. within 120 calendar days of fiscal year end.

6 All Financial Statements for Capstone Holding Corp. to be provided at the Bank's request.

7 All Quarterly company prepared financial statements for Canadian Stone Industries within 45 calendar days of fiscal quarter end, and accompanied with a compliance certificate.

8 All Monthly aged accounts receivable listing, aged accounts payable listing identifying priority payables, monthly management prepared financial statements, along with a Compliance Certificate for Canadian Stone Industries within 20 days of month end.

FINANCIAL COVENANTS

The Obligors will:

# For Facility: Covenant:

1 All Maintain minimum Debt Service Coverage ratio ("DSC") of 125%, at all times.

The DSC is to be tested on a trailing twelve month basis, calculated as:

(Adjusted EBITDA - Unfinanced CAPEX +/- Net Distributions)/ (Principal + Interest)

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, plus/(minus) extraordinary losses/(gains), non-cash losses/(gains), non- recurring losses (as approved by the Bank).

Unfinanced CAPEX shall be calculated as the total capital expenditure net of debt advanced in support of such expenditures and proceeds from the sale of fixed assets.

Net Distributions are defined as dividends, share redemptions, repayment of shareholder or related party loans, advances to shareholders or related parties, and shall include any return paid to all shareholders. Net positive cash injections from shareholders will be given value for the first three fiscal years post-closing to offset payments on the Seller Notes and Earn-Out payments.

Principal and Interest is to include any payments made to borrowed funds including actual payments made to the Seller Notes.

POSITIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Positive Covenants set out in Schedule 'A'.

# For Facility: Covenant:

1 All All operating accounts to be held with TD.

NEGATIVE COVENANTS

The Obliqors will not:

# For Facility: Covenant:

1 All No change of control/ownership, senior management, or material re-organization without prior consent of the Bank.

2 All No distributions or payments to the Seller Notes unless Financial Covenants are onside on a pre and post payment basis.

PERMITTED LIENS

Purchase Money Security Interests in equipment which Purchase Money Security Interests exist on the date of this Agreement ("Existing PMSls") which are known to the Bank and all future Purchase Money Security Interests on equipment acquired to replace the equipment under Existing PMSls, provided that the cost of such replacement equipment may not exceed the cost of the equipment subject to the Existing PMSI by more than 10%

REPRESENTATIONS AND WARRANTIES

All representations and warranties in this Agreement shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect. The Borrower makes the Standard Representations and Warranties set out in Schedule "A"

EVENTS OF DEFAULT

The Bank may accelerate the payment of principal and interest under any committed facility hereunder and cancel any undrawn portion of any committed facility hereunder at any time after the occurrence of any one of the Standard Events of Default contained in Schedule "A".

LANGUAGE PREFERENCE

It is the express wish of the parties that this Agreement and any directly or indirectly related documents be drawn up in English.

GOVERNING LAW

This Agreement and the Bank Security, unless otherwise stated therein, shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

Domenico Delli Santi, Relationship Manager Arion Sharifi, Senior Manager Commercial Services

PRIVACY

You agree that the Bank (which includes The Toronto-Dominion Bank and affiliated companies) may handle your personal information as we set out in our Privacy Policy and you agree to the Application of Privacy Policy to Related Parties in Schedule "A". You can find our Privacy Policy online at td.com/privacy.

SCHEDULES TO THIS AGREEMENT

Schedule "A" Sets out the Standard Terms and Conditions which apply to the Facilities, unless this Letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

ACCEPTANCE

We trust you will find these Facilities helpful in meeting your ongoing financing requirements. We ask that if you wish to accept this offer of financing (which includes the attached Schedules), please do so by signing and returning the attached duplicate copy of this Agreement to the undersigned. This offer will expire if not accepted in writing and received by the Bank on or before 30th November. 2025.

Yours truly,

THE TORONTO-DOMINION BANK

Signature

Print Name & Position Print Name & Position

TO THE TORONTO-DOMINION BANK:

CANADIAN STONE INDUSTRIES The Borrower acknowledges and agrees to the terms and conditions of this Agreement, including the Schedules attached hereto. The following persons have the power to bind the Borrower. The Borrower confirms that, except as provided above, the credit facility(ies) provided herein will not be used by or on behalf of any third party.

Signature Signature

Print Name & Position Print Name & Position

Date Date

KLAD ENVELOPE SOLUTIONS INC. The Borrower acknowledges and agrees to the terms and conditions of this Agreement, including the Schedules attached hereto. The following persons have the power to bind the Borrower. The Borrower confirms that, except as provided above, the credit facility(ies) provided herein will not be used by or on behalf of any third party.

Signature Signature

Print Name & Position Print Name & Position

Date Date

cc. Guarantor(s) The Bank is providing the Guarantor(s) with a copy of this letter as a courtesy only. The delivery of a copy of this letter does not create any obligation of the Bank to provide the Guarantor(s) with notice of any changes to the credit facilities, including without limitation, changes to the terms and conditions, increases or decreases in the amount of the Facilities, the establishment of new Facilities or otherwise. The Bank may, or may not, at its option, provide the Guarantor(s) with such information, provided that the Bank will provide such information upon the written request of the Guarantor.

Jeffrey Leech (Nov 14, 2025 13:19:40 PST) Jeffrey Leech

Jeffrey Leech (Nov 14, 2025 13:19:40 PST) Jeffrey Leech

14/11/2025

14/11/2025

Jeffrey Leech

Jeffrey Leech

Managing Partner

Managing Partner

SCHEDULE "A" - STANDARD TERMS AND CONDITIONS

1. INTEREST RATE DEFINITIONS

A Term CORRA rate expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the number of days in the calendar year in which the same is to be ascertained and divided by three hundred and sixty-five (365).

A Term SOFR rate expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the number of days in the calendar year in which the same is to be ascertained and divided by three hundred and sixty (360).

Interest rates will never be less than zero. If Prime Rate, U.S. Prime Rate, Daily Compounded CORRA, Term CORRA, Daily Simple SOFR, Term SOFR, USBR or any other applicable base rate changes, resulting in a variable or floating annual interest rate that is a negative number, the interest rate will be 0.00%. Notwithstanding the foregoing, if a loan with an interest rate based on Daily

Compounded CORRA, Term CORRA, Daily Simple SOFR, or Term SOFR has been hedged in its entirety with an interest rate swap with the Bank (the "Swap") and the Swap does not include a negative interest rate floor, the foregoing negative interest rate floor shall not apply. However, for purposes of certainty, if the Swap is subsequently terminated or novated the restriction that interest rates shall never be less than 0.00% shall apply.

Any interest rate based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

The Bank does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to Term CORRA, Daily Compounded CORRA, Daily Simple SOFR, Term SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Term CORRA, Daily Compounded CORRA, Daily Simple SOFR, Term SOFR or any other benchmark prior to its discontinuance or unavailability. The Bank and its affiliates or other related entities may engage in transactions that affect the calculation of the Prime Rate, U.S. Prime Rate, USBR, Term CORRA, Daily Compounded CORRA, Daily Simple SOFR, Term SOFR or any other base rate and any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Bank may select information sources or services in its reasonable discretion to ascertain Term CORRA, Daily Compounded CORRA Daily Simple SOFR, Term SOFR or any other benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. INTEREST CALCULATION AND PAYMENT

Interest on Prime Based Loans, USBR Loans and U.S. Prime Rate Based Loans is calculated daily (including February 29 in a leap year), compounded for Prime Based Loans, and payable monthly in arrears based on the number of days the subject loan is outstanding unless otherwise provided in the Rate and Payment Terms Notice or other notice provided by the Bank to the Borrower. Interest is charged on February 29 in a leap year.

Interest on Daily Compounded CORRA Loans and Daily Simple SOFR Loans is calculated daily (including February 29 in a leap year) and payable in arrears on the interest payment dates set out in the notice delivered by the Bank to the Borrower based on the number of days the subject loan is outstanding. Interest is charged on February 29 in a leap year.

Interest on Term CORRA Loans and Term SOFR Loans is calculated and payable in arrears at the end of the interest period set out in the notice delivered by the Bank to the Borrower for the number of days in the Term SOFR or Term CORRA interest period, as applicable. Interest is charged on February 29 in a leap year.

Unless otherwise agreed to by the Bank, interest rate periods for Term CORRA Loans are 1 and 3 months and interest rate periods for Term SOFR Loans are 1, 3 and 6 months. Unless otherwise agreed to by the Bank, interest rate periods for Term CORA Loans and Term SOFR Loans must be the same as the applicable interest rate selected.

Interest on Fixed Rate Term Loans is compounded monthly, except for Fixed Rate Term Loans advanced under a Mortgage Loan Facility where interest is compounded semi-annually, and is payable monthly in arrears unless otherwise provided in the Rate and Payment Terms Notice.

Interest is payable both before and after maturity or demand, default and judgment.

Each payment under this Agreement shall be applied first in payment of costs and expenses, then interest and fees and the balance, if any, shall be applied in reduction of principal.

For loans not secured by real property, all overdue amounts of principal and interest and all amounts outstanding in excess of the Credit Limit shall bear interest from the date on which the same became due or from when the excess was incurred, as the case may be, until the date of payment or until the date the excess is repaid at the Bank's standard rate charged from time to time for overdrafts, or such lower interest rate if the Bank agrees to a lower interest rate in writing. Nothing in this clause shall be deemed to authorize the Borrower to incur loans in excess of the Credit Limit.

If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Bank of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Bank of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Bank which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

3. DRAWDOWN PROVISIONS

Fixed Rate Term Loans

There is no minimum amount of drawdown for Fixed Rate Term Loans, except as stated in this Agreement. The Borrower shall provide the Bank with at least three (3) Business Days' notice of a requested drawdown and will advise the Bank of its selection of drawdown options from those made available by the Bank. At least ten (10) Business Days prior to each Rate Term Maturity, the Borrower shall provide the Bank with notice of its selection of the new Rate Term for the Fixed Rate Term Loan. The Bank will, after each drawdown, send a Rate and Payments Terms Notice or other notice to the Borrower.

Prime Rate Based. U.S Prime Rate Based and USBR Loans

There is no minimum amount of drawdown by way of Prime Rate Based Loans, U.S. Prime Rate Based Loans and USBR Loans, except as stated in this Agreement. The Borrower shall provide the Bank with three (3) Business Days' notice of a requested Prime Rate Based Loan, U.S. Prime Rate Based Loan or USBR Loan over $1,000,000.

Term CORRA Loans and Daily Compounded CORRA Loans

Except as otherwise stated in this Agreement or agreed to by the Bank, the minimum amount of a drawdown by way of a Term CORRA Loan or a Daily Compounded CORRA Loan is CAD$1,000,000. The Borrower shall provide the Bank with three (3) Business Days' notice of a requested Term CORRA Loan or Daily Compounded CORRA Loan. The Borrower shall advise the Bank of the requested Term CORRA Loan and Daily Compounded CORRA Loan contract maturity, interest period and interest payment dates. as applicable, from those made available by the Bank. In no event shall the term of a Term CORRA Loan or Daily Compounded CORRA Loan or exceed the Contractual Term Maturity Date or Maturity Date. as applicable.

Term SOFR Loans and Daily Simple SOFR Loans

Except as otherwise stated in this Agreement or agreed to by the Bank, the minimum amount of a drawdown by way of a Term SOFR Loan or a Daily Simple SOFR Loan is USD$1,000,000. The Borrower will provide the Bank with three (3) Business Days' notice of a requested Term SOFR Loan or Daily Simple SOFR Loan. The Borrower shall advise the Bank of the requested Term SOFR Loan or Daily Simple SOFR Loan contract maturity, interest period and interest payment dates, as applicable, from those made available by the Bank. In no event shall the term or interest period of a Term SOFR Loan or Daily Simple SOFR Loan exceed the Contractual Term Maturity Date or Maturity Date, as applicable.

CORRA and SOFR Loans - Repayment Roll Over Conversion Notice

At least ten (10) days prior to the contract maturity and at least three (3) days prior to the last day of the interest period for a Term

CORRA Loan, Daily Compounded CORRA Loan, Term SOFR Loan or Daily Simple SOFR Loan, the Borrower will advise the Bank of its election to repay the loan in full; roll over the loan by electing to continue such loan for an additional interest period for the same tenor as the initial period, and thereafter, each successive period, (subject to availability hereunder); or convert the loan to another interest rate type and term available under this Letter Agreement. In no event shall the term of any Term CORRA Loan, Daily Compounded CORRA Loan, Term SOFR Loan or Daily Simple SOFR Loan exceed the Contractual Term Maturity Date or Maturity Date, as applicable. The Bank will, after each drawdown or election hereunder with respect to a Term CORRA Loan, Daily Compounded CORRA Loan, Term

SOFR Loan or Daily Simple SOFR Loan, send a Rate and Payment Terms Notice or other noticed delivered by the Bank to the Borrower.

LCs, GTF DLCs and GTF SBLCs

The Bank shall have the discretion to restrict the maturity date of LCs, GTF DLCs and GTF SBLCs.

SOFR and CORRA - Conversion

Any portion of any Term CORRA Loan or Daily Compounded CORRA Loan that is not repaid, rolled over or converted in accordance with the applicable notice requirements hereunder shall be converted by the Bank to a Prime Based Loan effective as of the last day in the interest period or on the interest payment date, as applicable, of the Term CORRA Loan or the Daily Compounded CORRA Loan. The Bank may charge interest on the amount of the Prime Based Loan at the rate of 115% of the rate applicable to Prime Based Loans for the 3 Business Day period immediately following such maturity. Thereafter, the rate shall revert to the rate applicable to Prime Based Loans.

Any portion of any Term SOFR Loan or Daily Simple SOFR Loan that is not repaid, rolled over or converted in accordance with the applicable notice requirements hereunder shall be converted by the Bank to a USBR Loan effective as of the last day in the interest period or on the interest payment date, as applicable, of the Term SOFR Loan or the Daily Simple SOFR Loan. The Bank may charge interest on the amount of the USBR Loan at the rate of 115% of the rate applicable to USBR Loans for the 3 Business Day period immediately following such maturity. Thereafter, the rate shall revert to the rate applicable to USBR Loans.

SOFR and CORRA - Market Disruption, Benchmark Cessation

If the Bank determines, in its sole discretion, that (i) a normal market in Canada for the making of any or all tenors of Term CORRA Loans or Term SOFR Loans, or for the making of Daily Compounded CORRA Loans, Daily Simple SOFR Loans or any other loan other than Prime Rate Based Loans, U.S. Prime Rate Based Loans, USBR Loans does not exist, (ii) Term CORRA, Daily Compounded CORRA, Daily Simple SOFR, Term SOFR or any other base rate other than Prime Rate, US Prime Rate and USBR cannot be determined in accordance with the definition thereof on any given day, (iii) Term CORRA, Daily Compounded CORRA, Daily Simple SOFR, Term SOFR or any other base rate other than Prime Rate, U.S. Prime Rate and USBR for any requested interest period with respect to a proposed loan does not adequately and fairly reflect the cost to the Bank of making and maintaining such loan, or (iv) a Benchmark Replacement Date has occurred with respect to a benchmark rate any right of the Borrower to request a drawdown (including any rollover or conversion) under the applicable borrowing option shall be suspended until the Bank advises otherwise. Any such drawdown (including any rollover or conversion) request during the suspension period for (i) Term CORRA Loans or Daily Compounded CORRA

(a)

i)

a.

b.

(b)

i)

ii)

a.

b.

Loans, as applicable, shall be deemed to be a drawdown notice requesting a Prime Based Loan in an equivalent amount, or (ii) Term SOFR Loans or Daily Simple SOFR Loans, as applicable, shall be deemed to be a drawdown notice requesting a USBR Loan in an equivalent amount.

Cash Management

The Bank may, and the Borrower hereby authorizes the Bank to, drawdown under any uncommitted Facility hereunder to satisfy any obligations of the Borrower to the Bank in connection with any cash management service provided by the Bank to the Borrower. The Bank may drawdown under any uncommitted Facility hereunder even if the drawdown results in amounts outstanding in excess of the Credit Limit.

4. PREPAYMENT

Fixed Rate Term Loans

10% Prepayment Option Chosen.

Once, each calendar year, ("Year"), the Borrower may, provided that an Event of Default has not occurred, prepay in one lump sum, an amount of principal outstanding under a Fixed Rate Term Loan not exceeding 10% of the original amount of the Fixed Rate Term Loan, upon payment of all interest accrued to the date of prepayment without paying any prepayment charge. If the prepayment privilege is not used in one Year, it cannot be carried forward and used in a later Year.

Provided that an Event of Default has not occurred, the Borrower may prepay more than 10% of the original amount of a Fixed Rate Term Loan in any Year, upon payment of all interest accrued to the date of prepayment and an amount equal to the greater of:

three months' interest on the amount of the prepayment (the amount of prepayment is the amount of prepayment exceeding the

10% limit described in Section 4(a)) using the interest rate applicable to the Fixed Rate Term Loan being prepaid; and ii) the Yield Maintenance, being the difference between:

the current outstanding principal balance of the Fixed Rate Term Loan; and

the sum of the present values as of the date of the prepayment of the future payments to be made on the Fixed Rate Term Loan until the Rate Term Maturity, plus the present value of the principal amount of the Fixed Rate Term Loan that would have been due on the Rate Term Maturity, when discounted at the Government of Canada bond yield rate with a term which has the closest maturity to the unexpired term of the Fixed Rate Term Loan.

10% Prepayment Option Not Chosen.

The Borrower may, provided that an Event of Default has not occurred, prepay all or any part of the principal then outstanding under a Fixed Rate Term Loan upon payment of all interest accrued to the date of prepayment and an amount equal to the greater of:

three months' interest on the amount of the prepayment using the interest rate applicable to the Fixed Rate Term Loan being prepaid; and

the Yield Maintenance, being the difference between:

the current outstanding principal balance of the Fixed Rate Term Loan; and

the sum of the present values as of the date of the prepayment of the future payments to be made on the Fixed Rate Term Loan until the Rate Term Maturity, plus the present value of the principal amount of the Fixed Rate Term Loan that would have been due on the maturity of the Rate Term Maturity when discounted at the Government of Canada bond yield rate with a term which has the closest maturity to the unexpired term of the Fixed Rate Term Loan.

Term CORRA Loans and Term SOFR Loans

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The Borrower may prepay the whole or any part the principal outstanding under a Term CORRA Loan or Term SOFR Loan at any time upon payment of all interest accrued to the date of the prepayment, all costs to the Bank in unwinding the Term CORRA Loan or Term SOFR Loan and any loss suffered by the Bank in re-employing the amounts so repaid.

Floating Rate Term Loans

The Borrower may prepay the whole or any part of the principal outstanding under a Floating Rate Term Loan, other than Daily Compounded CORRA Loans and Daily Simple SOFR Loans, at any time upon payment of all accrued interest to the date of the prepayment without the payment of prepayment charges.

The Borrower may prepay the whole or any part of the principal outstanding under a Daily Compounded CORRA Loan and Daily Simple SOFR Loan at any time upon payment of all accrued interest to the date of the prepayment, all costs to the Bank of unwinding the Daily Compounded CORRA Loan or Daily Simple SOFR Loan and any loss suffered by the Bank in re-employing amounts so repaid.

5. STANDARD DISBURSEMENT CONDITIONS

The obligation of the Bank to permit any drawdowns or make any loan or advance hereunder at any time is subject to the following conditions precedent:

a) The Bank shall have received the following documents which shall be in form and substance satisfactory to the Bank: i) A copy of this Agreement duly executed by the Borrower;

ii) A copy of a duly executed resolution of the Board of Directors of the Borrower empowering the Borrower to enter into this

Agreement; iii) A copy of any necessary government approvals authorizing the Borrower to enter into this Agreement; iv) All of the Bank Security and supporting resolutions and solicitors' letter of opinion required hereunder; v) The Borrower's compliance certificate certifying compliance with all terms and conditions hereunder; vi) All operation of account documentation; and vii) For drawdowns under a Facility by way of GTF LC, the Bank's standard GTF Documents applicable to the GTF LC being issued. b) The representations and warranties contained in this Agreement are correct.

There has not been prior to any drawdown, any change in any information, statements, representations, or warranties made or furnished to the Bank by or on behalf of the Borrower which cannot be or is not rectified by the Borrower to the Bank's satisfaction within ten (10) days after written notification thereof by the Bank to the Borrower.

No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default, but for the requirement that notice be given or time elapse or both.

The Bank has received the Setup Fee payable hereunder (if any) and any other fee payable hereunder prior to any drawdown and the Borrower has paid all legal and other expenses incurred by the Bank in connection with the Agreement or the Bank Security.

6. STANDARD REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, which representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, that:

The Borrower is a duly incorporated corporation, a limited partnership, partnership, or sole proprietorship, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction where the Branch/Centre is located and each other jurisdiction where the Borrower has property or assets or carries on business and the Borrower has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefore, execute and deliver the Agreement, the Bank Security, and documents required hereunder, and observe and perform the terms and provisions of this Agreement.

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There are no laws, statutes or regulations applicable to or binding upon the Borrower and no provisions in its charter documents or in any by-laws, resolutions, contracts, agreements, or arrangements which would be contravened, breached, violated as a result of the execution, delivery, performance, observance, of any terms of this Agreement.

No Event of Default has occurred nor has any event occurred which, with the passage of time or the giving of notice, would constitute an Event of Default under this Agreement or which would constitute a default under any other agreement.

There are no actions, suits, or proceedings, including appeals or applications for review, or any knowledge of pending or threatened actions, suits, or proceedings against the Borrower, any of the Borrower's subsidiaries, any Guarantor, or any real property mortgaged under the Bank Security which would result in a Material Adverse Change.

All material authorizations, approvals, consents, licenses, exemptions, filings, registrations and other requirements of governmental, judicial and public bodies and authorities required to carry on its business have been or will be obtained or effected and are or will be in full force and effect.

The financial statements and forecasts delivered to the Bank fairly present the present financial position of the Borrower and have been prepared by the Borrower and its auditors in accordance with the International Financial Reporting Standards or GAAP for Private Enterprises, and the certified rent roll delivered to the Bank, if applicable, presents an accurate description of all matters set out therein.

All of the remittances required to be made by the Borrower to the federal government and all provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears. Without limiting the foregoing, all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (both provincial and federal), corporate income taxes, corporate capital taxes, payroll taxes and worker's compensation dues are currently paid and up to date.

If the Bank Security includes a charge on real property, the Borrower or Guarantor, as applicable, is the legal and beneficial owner of the real property with good and marketable title in fee simple thereto, free from all easements, rights-of-way, agreements, restrictions, mortgages, liens, executions, and other encumbrances, save and except for those approved by the Bank in writing.

The entering into and performance of its obligations set out herein does not result in the creation of any lien, charge, security, interest or other encumbrance (except to the Bank) upon any of its assets pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument to which it is a party or by which it or its assets may be bound.

No approval, consent or withholding of objection is required from any government or any regulatory authority, agency, commission or board or any court or, without limitation to the foregoing, any other law, regulation or rule- making entity or any person acting or purporting to act under the authority of any of the foregoing with respect to the entering into and performance by it of its obligations set out herein, or, if such approval is required, it has been obtained.

All information that the Borrower has provided to the Bank is accurate and complete, including, without limitation, where applicable:

i) the names of the Borrower's directors and the names and addresses of the Borrower's beneficial owners; ii) the names and addresses of the Borrower's trustees, known beneficiaries and/or settlers; and iii) the Borrower's ownership, control, and structure.

No representation or warranty or other statement made by the Bank concerning this Agreement shall be binding on the Bank unless made by it in writing as a specific amendment to this Agreement.

7. STANDARD POSITIVE COVENANTS

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So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will, and will ensure that its subsidiaries and each of the Guarantors will:

Pay all amounts of principal, interest, fees and expenses on the dates, times and place specified herein, under the Rate and Payment

Terms Notice or other notice provided by the Bank to the Borrower, and under any other agreement between the Bank and the Borrower.

Advise the Bank of any change in the amount and the terms of any credit arrangement made with other lenders or any action taken by another lender to recover amounts outstanding with such other lender.

Advise promptly after the happening of any event which may result in a Material Adverse Change or the occurrence of any Event of Default or default under this Agreement or under any other agreement for borrowed money.

Do all things necessary to maintain in good standing its corporate existence and preserve and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect.

Take all necessary actions to ensure that the Bank Security and its obligations hereunder will rank ahead of all other indebtedness of, and all other security granted by the Borrower.

Pay all taxes, assessments, and government charges unless such taxes, assessments, or charges are being contested in good faith and appropriate reserves shall be made with funds set aside in a separate trust fund.

Provide the Bank with information and financial data as it may request from time to time, including, without limitation, such updated information and/or additional supporting information as the Bank may require with respect to any or all the matters in the Borrower's representation and warranty in Section 6(k).

Maintain property, plant and equipment in good repair and working condition.

Provide notification if a tenant or tenants generating, in aggregate, a significant amount of gross rental income from any real property mortgaged under the Bank Security, defaults or default under its or their lease(s).

Provide copies of leases, offers to lease, licences and offers to license executed after any drawdown, to the Bank upon request. All such leasing and licensing shall be undertaken in accordance with prudent business practices.

Inform the Bank of any actual or probable litigation and furnish the Bank with copies of details of any litigation or other proceedings, which might affect the financial condition, business, operations, property, assets, reputation or prospects of the Borrower, any of the Borrower's subsidiaries and any of the Guarantors or may result in a Material Adverse Change.

Provide such additional security, guarantees and other agreements and documentation as may be required from time to time by the Bank or its solicitors.

Continue to carry on the business currently being carried on by the Borrower, its subsidiaries and each of the Guarantors at the date hereof.

Maintain adequate insurance on all of its assets, undertakings, and business risks.

Permit the Bank or its authorized representatives full and reasonable access to its premises, business, financial and computer records and allow the duplication or extraction of pertinent information therefrom.

Comply with all applicable laws and regulations.

8. STANDARD NEGATIVE COVENANTS

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So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will not and will ensure that its subsidiaries and each of the Guarantors will not:

Create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its real or personal property, assets or undertakings, now owned or hereafter acquired, including, without limitation, any real property mortgaged under the Bank Security, and any leases on any real property mortgaged under the Bank Security and the income derived therefrom, except for those Permitted Liens, if any, set out in the Letter.

Create, incur, assume or suffer to exist any other indebtedness for borrowed money (except for indebtedness resulting from Permitted Liens, if any) or guarantee or act as surety or agree to indemnify the debts of any other Person.

Merge or consolidate with any other Person, or acquire all or substantially all of the shares, assets or business of any other Person.

Sell, lease, assign, transfer, convey or otherwise dispose of any of its now owned or hereafter acquired real property, personal property and other assets (including, without limitation, securities and indebtedness of subsidiaries, receivables and leasehold interests) or permit a change in the legal or beneficial ownership of any real property mortgaged under the Bank Security or any other assets forming part of the Bank Security or parts thereof or interests therein, except for inventory disposed of in the ordinary course of business.

Terminate or enter into a surrender of any lease of any real property mortgaged under the Bank Security.

Cease to carry on the business currently being carried on by each of the Borrower, its subsidiaries, and the Guarantors at the date hereof.

Permit any change of ownership or change in the capital structure of the Borrower.

9. ENVIRONMENTAL

The Borrower represents and warrants (which representation and warranty shall continue throughout the term of this Agreement) that the business of the Borrower, including without limitation, the ownership and operation of any real property mortgaged under the Bank Security, its subsidiaries and each of the Guarantors is being operated in compliance with applicable laws and regulations respecting the discharge, emission, spill or disposal of any hazardous materials and that any and all enforcement actions in respect thereto have been clearly conveyed to the Bank.

The Borrower shall, at the request of the Bank from time to time, and at the Borrower's expense, obtain and provide to the Bank an environmental audit or inspection report of the property from auditors or inspectors acceptable to the Bank.

10. STANDARD EVENTS OF DEFAULT

The Bank may accelerate the payment of principal and interest under any committed Facility hereunder and cancel any undrawn portion of any committed Facility hereunder, at any time after the occurrence of any one of the following Events of Default:

Non-payment of principal outstanding under this Agreement when due or non-payment of interest or fees outstanding under this Agreement within 3 Business Days of when due.

If any representation, warranty or statement made hereunder or made in connection with the execution and delivery of this Agreement or the Bank Security is false or misleading at any time.

If any representation or warranty made or information provided by any Guarantor to the Bank from time to time, including without limitation, under or in connection with the Personal Financial Statement and Privacy Agreement provided by such Guarantor, is false or misleading at any time.

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If there is a breach or non-performance or non-observance of any term or condition of this Agreement or the Bank Security and, if such default is capable to being remedied, the default continues unremedied for 5 Business Days after the occurrence.

If the Borrower, any one of its subsidiaries, or, if any of the Guarantors makes a general assignment for the benefit of creditors, files or presents a petition. makes a proposal or commits any act of bankruptcy, or if any action is taken for the winding up, liquidation or the appointment of a liquidator, trustee in bankruptcy, custodian, curator, sequestrator, receiver or any other officer with similar powers or if a judgment or order shall be entered by any court approving a petition for reorganization, arrangement or composition of or in respect of the Borrower, any of its subsidiaries, or any of the Guarantors or if the Borrower, any of its subsidiaries, or any of the Guarantors is insolvent or declared bankrupt.

If there exists a voluntary or involuntary suspension of business of the Borrower, any of its subsidiaries, or any of the Guarantors.

If action is taken against the Borrower, any of its subsidiaries, or any of the Guarantors to take possession of or enforce proceedings against any real or personal property and assets of the Borrower, any of its subsidiaries, or any of the Guarantors, including without limitation any real property mortgaged under the Bank Security.

If any final judgment for the payment of monies is made against the Borrower, any of its subsidiaries, or any of the Guarantors and it is not discharged within 30 days from the imposition of such judgment.

If there exists an event, the effect of which with lapse of time or the giving of notice, will constitute an event of default or a default under any other agreement for borrowed money in excess of the Cross Default Threshold entered into by the Borrower, any of its subsidiaries, or any of the Guarantors.

If the Borrower. any one of its subsidiaries. or any of the Guarantors default under any other present or future agreement with the Bank or any of the Bank's subsidiaries, including without limitation, any other loan agreement, forward foreign exchange transactions, interest rate and currency and/or commodity swaps.

If the Bank Security is not enforceable or if any party to the Bank Security shall dispute or deny any liability or any of its obligations under the Bank Security, or if any Guarantor terminates a guarantee in respect of future advances.

If, in the Bank's determination, a Material Adverse Change occurs.

If the Borrower or a Guarantor is an individual, the Borrower or such Guarantor dies or is found by a court to be incapable of managing his or her affairs.

If any encumbrance or construction lien is registered upon any real property mortgaged under the Bank Security and is not discharged within ten (10) days after being registered.

If a writ of execution, distress, attachment or similar process is issued or levied against all or a substantial portion of any property (including, without limitation, any real property mortgaged under the Bank Security) or other assets of the Borrower, the Borrower's subsidiaries or any Guarantor which might result in a Material Adverse Change to the Borrower, the Borrower's subsidiaries or any Guarantor, unless such writ or process is withdrawn, released, vacated or stayed within thirty (30) days, or a judgment or order shall be rendered against the Borrower, the Borrower's subsidiaries or any Guarantor by a court of competent jurisdiction with respect to such default and such judgment or order shall not be satisfied in accordance with its terms and shall continue unstayed and in effect for thirty (30) days.

If any part of any real property mortgaged under the Bank Security is condemned or expropriated, provided that in respect of any expropriation, only if such expropriation gives rise to proceeds of expropriation in excess of 20% of the appraised value of such real property mortgaged under the Bank Security established as of the date hereof or if such expropriation materially impairs (A) the value of any real property mortgaged under the Bank Security or in any Bank Security or other security delivered to the Bank in connection with this Agreement or (B) the ability of the Borrower to fulfill its obligations under this Agreement.

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a)

b)

c)

If any part of any real property mortgaged under the Bank Security becomes subject to a condominium regime or any form of multiple ownership or governance.

If at any time during the currency of this Agreement, the Bank is of the opinion, acting reasonably, that any real property mortgaged under the Bank Security is not being managed, in all respects, in a satisfactory manner, and the Borrower has not improved the management of such real property to the Bank's satisfaction within thirty (30) days from the date of receiving notice from the Bank (or earlier if the Bank, in its sole discretion, believes prejudice to the Bank or impairment of the Bank Security could result from the current management practices).

11. ACCELERATION

If the Bank accelerates the payment of principal and interest hereunder, the Borrower shall immediately pay to the Bank all amounts outstanding hereunder, including without limitation, the amount of unmatured Term CORRA Loans, Daily Compounded CORRA Loans, Term SOFR Loans and Daily Simple SOFR Loans and the amount of all drawn and undrawn LCs and GTF LCs. All cost to the Bank of unwinding Term CORRA Loans and Term SOFR Loans and all loss suffered by the Bank in re-employing amounts repaid will be paid by the Borrower.

The Bank may demand the payment of principal and interest under any uncommitted Facility hereunder and cancel any undrawn portion of any uncommitted Facility hereunder, at any time whether or not an Event of Default has occurred.

12. TAXATION ON PAYMENTS

All payments made by the Borrower to the Bank will be made free and clear of all present and future taxes (excluding the Bank's income taxes), withholdings or deductions of whatever nature. If these taxes, withholdings or deductions are required by applicable law and are made, the Borrower, shall, as a separate and independent obligation, pay to the Bank all additional amounts as shall fully indemnify the Bank from any such taxes, withholdings or deductions.

13. REPRESENTATION

No representation or warranty or other statement made by the Bank concerning any of the Facilities shall be binding on the Bank unless made by it in writing as a specific amendment to this Agreement.

14. CHANGING THE AGREEMENT

The Bank may, from time to time, unilaterally change the provisions of this Agreement where (i) the provisions of the Agreement relate to any uncommitted Facility hereunder, including changing or adding fees that may be charged in connection therewith, or (ii) such change is for the benefit of the Borrower, or made at the Borrower's request, including without limitation, decreases to fees or interest payable hereunder or (iii) where such change makes compliance with this Agreement less onerous to the Borrower, including without limitation, release of security. These changes can be made by the Bank providing written notice to the Borrower of such changes in the form of a specific waiver or a document constituting an amending agreement. The Borrower is not required to execute such waiver or amending agreement, unless the Bank requests the Borrower to sign such waiver or amending agreement. A change in the Prime Rate and USBR is not an amendment to the terms of this Agreement that requires notification to be provided to the Borrower.

Changes to the Agreement, other than as described in a) above, including changes to covenants and fees payable by the Borrower, are required to be agreed to by the Bank and the Borrower in writing, by the Bank and the Borrower each signing an amending agreement.

The Bank is not required to notify a Guarantor of any change in the Agreement, including any increase in the Credit Limit or Borrowing Limit, as applicable.

15. ADDED COST

If the introduction of or any change in any present or future law, regulation, treaty, official or unofficial directive, or regulatory requirement, (whether or not having the force of law) or in the interpretation or application thereof, relates to:

i)

ii)

iii)

the imposition or exemption of taxation of payments due to the Bank or on reserves or deemed reserves in respect of the undrawn portion of any Facility or loan made available hereunder; or,

any reserve, special deposit, regulatory or similar requirement against assets, deposits, or loans or other acquisition of funds for loans by the Bank; or,

the amount of capital required or expected to be maintained by the Bank as a result of the existence of the advances or the commitment made hereunder;

and the result of such occurrence is, in the sole determination of the Bank, to increase the cost of the Bank or to reduce the income received or receivable by the Bank hereunder, the Borrower shall, on demand by the Bank, pay to the Bank that amount which the Bank estimates will compensate it for such additional cost or reduction in income and the Bank's estimate shall be conclusive, absent manifest error.

16. EXPENSES

The Borrower shall pay, within 5 Business Days following notification, any fees and expenses (including but not limited to all legal fees) incurred by the Bank in connection with the preparation, registration, ongoing administration, and discharge of this Agreement and the Bank Security and with the enforcement of the Bank's rights and remedies under this Agreement and the Bank Security whether or not any amounts are advanced under the Agreement, including, for greater certainty, if any amounts are not advanced under this Agreement by reason of the failure of the Borrower to satisfy the Disbursement Conditions. These fees and expenses shall include, but not be limited to, any outside counsel fees and expenses, and any in-house legal fees and expenses (if in-house counsel are used), and any outside professional advisory fees and expenses, and any registration, renewal and discharge fees in connection with the Bank Security, including but not limited to, as applicable, land registry, intellectual property registry, Bank Act, Personal Property Security Act, and Le Registre des droits personnels et reels mobiliers fees as established by the applicable federal, provincial and/or territorial government(s) from time to time. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the All-In Rate plus 2% per annum. The Bank shall be entitled and is hereby authorized to deduct from the amount available under any Facility, all costs and expenses payable under this Agreement.

Without limiting the generality of Section 25, the Bank or the Bank's agent, is authorized to debit any of the Borrower's accounts with the amount of the fees and expenses owed by the Borrower hereunder, including any registration, renewal and discharge fee as described in this section in connection with the Bank Security, even if that debiting creates an overdraft in any such account. If there are insufficient funds in the Borrower's accounts to reimburse the Bank or it's agent for payment of the fees and expenses owed by the Borrower hereunder, the amount debited to the Borrower's accounts shall be deemed to be a Prime Rate Based Loan.

The Borrower will, if requested by the Bank, sign a Pre-Authorized Payment Authorization in a format acceptable to the Bank to permit the Bank's agent to debit the Borrower's accounts as contemplated in this Section.

17. NON-WAIVER

Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any Bank Security or upon the occurrence of an Event of Default shall not constitute a waiver of the Bank's right to take action at a later date on that breach. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Bank Security or the Bank's rights thereunder.

18. EVIDENCE OF INDEBTEDNESS

The Bank shall record on its records the amount of all loans made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement. The Bank's records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement.

With respect to chattel mortgages taken as Bank Security, this Agreement is the Promissory Note referred to in same chattel mortgage, and the indebtedness incurred hereunder is the true indebtedness secured by the chattel mortgage.

19. ENTIRE AGREEMENT

This Agreement replaces any previous letter agreements dealing specifically with terms and conditions of the Facilities (excluding the Ancillary Facilities). Agreements relating to other credit facilities made available by the Bank continue to apply for those other credit facilities. This Agreement, Rate and Payment Term notices issued hereunder, and other notices provided by the Bank to the Borrower in connection with the Facilities and the GTF Documents, if applicable, are the entire agreements relating to the Facilities (excluding the Ancillary Facilities) described in this Agreement.

20. ASSIGNMENT

The Bank may assign or grant participation in all or part of this Agreement or in any loan, LCs, GTF DLCs or GTF SBLCs made hereunder without notice to and without the Borrower's consent.

The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

21. RELEASE OF INFORMATION

The Borrower hereby irrevocably authorizes and directs the Borrower's accountant and other professional advisors, to deliver all financial statements and other financial information concerning the Borrower to the Bank and agrees that the Bank and the accountant and other professional advisors may communicate directly with each other.

22. GENERAL INDEMNITY

The Borrower agrees to indemnify the Bank, its officers, directors, employees, agents and shareholders, and agrees to hold each of them harmless from and against any and all claims, losses, liabilities, damages and expenses (including legal and audit expenses) arising or resulting from the indebtedness under this Agreement, this Agreement or in connection with the Bank Security or any breach by the Borrower of any representation, warranty, or covenant under this Agreement or the Bank Security. In no event will the Bank be liable to the Borrower for any direct, indirect or consequential damages arising in connection with this Agreement.

23. CURRENCY INDEMNITY

USD loans must be repaid with USD and CAD loans must be repaid with CAD and, notwithstanding the generality of Section 22, the Borrower shall indemnify the Bank for any loss suffered by the Bank if USD loans are repaid with CAD or vice versa, whether such payment is made pursuant to an order of a court or otherwise.

24. FX CLOSE OUT

The Borrower hereby acknowledges and agrees that in the event any of the following occur: (i) Default by the Borrower under any forward foreign exchange contract ("FX Contract"); (ii) Default by the Borrower in payment of monies owing by it to anyone, including the Bank; (iii) Default in the performance of any other obligation of the Borrower under any agreement to which it is subject; or (iv) the Borrower is adjudged to be or voluntarily becomes bankrupt or insolvent or admits in writing to its inability to pay its debts as they come due or has a receiver appointed over its assets, the Bank shall be entitled without advance notice to the Borrower to close out and terminate all of the outstanding FX Contracts entered into hereunder, using normal commercial practices employed by the Bank, to determine the gain or loss for each terminated FX Contract. The Bank shall then be entitled to calculate a net termination value for all of the terminated FX Contracts which shall be the net sum of all the losses and gains arising from the termination of the FX Contracts which net sum shall be the "Close Out Value" of the terminated FX Contracts. The Borrower acknowledges that it shall be required to forthwith pay any positive Close Out Value owing to the Bank and the Bank shall be required to pay any negative Close Out Value owing to the Borrower, subject to any rights of set-off to which the Bank is entitled or subject.

25. SET-OFF

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In addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness or amount payable by the Bank (irrespective of the place of payment or booking office of the obligation), to or for the credit of or for the Borrower's account, including without limitation, any amount owed by the Bank to the Borrower under any FX Contract or other treasury or derivative product, against and on account of the indebtedness and liability under this Agreement notwithstanding that any of them are contingent or unmatured or in a different currency than the indebtedness and liability under this Agreement.

When applying a deposit or other obligation in a different currency than the indebtedness and liability under this Agreement to the indebtedness and liability under this Agreement, the Bank will convert the deposit or other obligation to the currency of the indebtedness and liability under this Agreement using the exchange rate determined by the Bank at the time of the conversion.

26. NON-MERGER

Notwithstanding the execution, delivery or registration of the Bank Security and notwithstanding any advances made pursuant thereto, this Agreement shall continue to be valid, binding and enforceable and shall not merge as a result thereof. Any default under this Agreement shall constitute concurrent default under the Bank Security. Any default under the Bank Security shall constitute concurrent default under this Agreement. In the event of any inconsistency between the terms of this Agreement and the terms of the Bank Security, the terms of this Agreement shall prevail and the inclusion of any term in the Bank Security that is not dealt with in this Agreement shall not be an inconsistency.

27. SEVERABILITY

In the event any one or more of the provisions of this Agreement shall for any reason, including under any applicable statute or rule of law, be held to be invalid, illegal or unenforceable, that part will be severed from this Agreement and will not affect the enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

28. CONSENT TO THE COLLECTION AND/OR DISCLOSURE OF INFORMATION

In addition to any rights the Bank may have regarding the collection and disclosure of the Borrower's information, the Borrower authorizes the Bank to, without restriction and without notice to or further consent of the Borrower, obtain information about the Borrower from, and disclose information about the Borrower to, TD, other lenders, financial institutions, assignee or purchaser or all or any part of the Facilities herein, credit reporting or credit rating agencies, credit bureaus, auditors. governmental and regulatory authorities, references provided by the Borrower and any supplier, agent or other party that performs services for the Borrower or for the Bank.

29. MISCELLANEOUS

The Borrower has received a signed copy of this Agreement.

If more than one Person, firm or corporation signs this Agreement as the Borrower, each party is jointly and severally liable hereunder, and the Bank may require payment of all amounts payable under this Agreement from any one of them, or a portion from each, but the Bank is released from any of its obligations by performing that obligation to any one of them. Each Borrower hereby acknowledges that each Borrower is an agent of each other Borrower and payment by any Borrower hereunder shall be deemed to be payment by the Borrower making the payment and by each other Borrower. Each payment, including interest payments, made will constitute an acknowledgment of the indebtedness and liability hereunder by each Borrower.

Accounting terms will (to the extent not defined in this Agreement) be interpreted in accordance with accounting principles established from time to time by the Canadian Institute of Chartered Accountants (or any successor) consistently applied, and all financial statements and information provided to the Bank will be prepared in accordance with those principles.

Unless stated otherwise, all amounts referred to herein are in Canadian dollars.

v)

vi)

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If the Borrower qualifies as an Eligible Enterprise and the Facilities hereunder are not secured by a mortgage on real property, (a) the Borrower has the right to cancel this Agreement without incurring a cancellation charge until the end of the third Business Day after the day on which this Agreement is entered into and (b) cancel any LC or GTF DLC issued pursuant to this Agreement, so long as the beneficiary thereunder presents such LC or GTF DLC for cancellation at the issuing branch described thereon and/or, at the Bank's discretion, provides written consent for the cancellation of such LC or GTF LC satisfactory to the Bank to the issuing branch described thereon, without incurring a cancellation charge until the end of the third business day after the day on which the Letter of Credit is issued; and may be entitled to the refund of certain fees other than (i) any amounts related to the use of the product or service prior to its cancellation; and (ii) any expense that the Bank has reasonably incurred in providing the product or service.

If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which such payment shall be due and payable. Notwithstanding the foregoing, if a payment with respect to a Term CORRA Loan, Daily Compounded CORRA Loan, Term SOFR Loan or Daily Simple SOFR Loan becomes due and payable on a day which is not a Business Day and the next succeeding Business Day is in a succeeding calendar month, the due date of such payment shall be the immediately preceding Business Day.

30. CONSENT TO TD HANDLING OF YOUR PERSONAL INFORMATION AND PRIVACY POLICY

In this Section 30 and elsewhere in this Agreement, where applicable, "you" and "your" means the Borrower and "we", "our" and "us" means the Bank.

You consent to Our Privacy Policy. You agree that the Bank (which includes The Toronto- Dominion Bank and affiliated companies) may handle your personal information as we set out in our Privacy Policy. You can find our Privacy Policy online at td.com/privacy.

You have choices. The Privacy Policy outlines your options, where available, to refuse or withdraw your consent.

Here is a summary of our Privacy Policy.

We collect, use, share and retain your information to:

Identify you

Process your application

Provide you ongoing service

Communicate with you

Personalize our relationship with you

Improve TD products and services

Protect against fraud, financial abuse and error

Manage and assess our risks

Meet legal and regulatory obligations

We collect information (for the purposes set out above) from you and others including:

Payment card networks Any other people you have allowed us to contact

Lenders

Insurers

From your interactions with us, including on your mobile

device or the internet, cameras at our property and records

Fraud prevention agencies and registries of your use of our products and services

We may share your information (for the purposes set out above) with these parties. Some of them may be located outside your Province/territory or outside Canada:

TD affiliates

Fraud prevention agencies and registries

Lenders

services

Insurers

Payment card networks

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a)

b)

c)

Companies that we work with to provide products or Meet legal and regulatory obligations

We retain your information:

We keep your information for as long as we reasonably need it for the purposes set out above.

We may communicate with you:

We may communicate with you about your application. And about your existing and other products and services that may be of interest to you. We may contact you by mail, phone at the number(s) you have provided, text, email or other electronic methods. You can opt out of receiving offers or choose how we contact you for marketing campaign purposes. To do so, visit a TD branch or call us at 1-866-222-3456.

Application of Privacy Policy to Related Parties

If:

there are changes to the signing authorities of the Borrower; or

at the time of obtaining a product or service from us, the Borrower, if a corporation, has any individual who owns or controls, directly or indirectly, 25 per cent or more of the shares of the corporation, or has any director, where such individual or director is not, at such time, either a signing authority of the corporation or a personal banking customer of the Bank; or

at the time of obtaining a product or service from us, the Borrower, if other than a corporation, hos any individual who owns or controls, directly or indirectly, 25 per cent or more of the Borrower, where such individual is not, at such time, either a signing authority of the Borrower or a personal banking customer of the Bank;

then the Borrower agrees to make such signing authorities and any such individual or director aware of the Privacy Policy, advise them that they are subject to such policy and inform them that a copy of such policy is available at any TD Canada Trust branch or online at td.com.

The above sections b) and c) shall not apply where the Borrower is a public body, or a corporation that has minimum net assets of $75 million on its last audited balance sheet and whose shares are traded on a Canadian stock exchange or a stock exchange that is prescribed by section 3201 of the Income Tax Regulations, as may be amended from time to time, and operates in a country that is a member of the Financial Action Task Force.

31. CUSTOMER RESOLUTION PROCESS

Refer to our complaint handling procedures in our brochure, Do you have a complaint?. You can find this brochure at any retail branch, Commercial Banking Centre, or on our website at td.com.

32. DEFINITIONS

Capitalized terms used in this Agreement shall have the following meanings:

"Agreement" means the agreement between the Bonk and the Borrower set out in the Letter, this Schedule "A" - Standard Terms and Conditions and Schedule "B" - LC and GTF DLC Terms and Conditions, Rates and Payment Terms Notices and other notices provided by the Bank to the Borrower in connection with this Agreement and, if applicable, the GTF Documents as each may be amended from time to time.

"All-In Rate" means the greater of the interest rates that the Borrower pays for a variable rate loan, a Term CORRA Loon, a Term SOFR Loan or the highest fixed rote paid for Fixed Rate Term Loans.

"Appraised Value" means the market value of the real property mortgaged under the Bank Security as determined by an appraisal conducted by any Bank-approved person holding the designation of A.A.C.I (Accredited Appraiser Canadian Institute), S.R.A.S. (Senior Realty Appraiser) or from L'Ordre des Evaluateurs Agrees du Quebec using the Uniform Standards of Professional Appraisal Practice.

"Available Tenor" means, with respect to the applicable then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this

Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement.

"Benchmark" means the Term SOFR Reference Rate, Daily Simple SOFR, Term CORRA Reference Rate, or Daily Compounded CORRA, as the case may be.

"Benchmark Administrator" means, with respect to a Benchmark, the administrator of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Replacement Date" means, with respect to a Benchmark, a date and time determined by the Bank, which date shall be no later than the earliest to occur of: (a) in the case of clause (x) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the Benchmark Administrator permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (y) of the definition of "Benchmark Transition Event," the first date on which the regulatory supervisor for the Benchmark Administrator announces that such Benchmark is non-representative, even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

"Benchmark Transition Event" means the occurrence of a public statement or publication of information (x) by (i) or on behalf of the Benchmark Administrator, (ii) the regulatory supervisor for the Benchmark Administrator, (iii) the Bank of Canada, (iv) an insolvency official with jurisdiction over the Benchmark Administrator, (v) a resolution authority with jurisdiction over the Benchmark

Administrator, or (vi) a court or an entity with similar insolvency or resolution authority over the Benchmark Administrator, announcing that the Benchmark Administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (y) by the regulatory supervisor for the Benchmark Administrator announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

"Branch/Centre" means The Toronto-Dominion Bank branch or banking centre noted on the first page of the Letter, or such other branch or centre as may from time to time be designated by the Bank.

"Business Day" means any day (other than a Saturday or Sunday) that the Branch/Centre is open for business, provided that when used in connection with Term SOFR loans, the term Business Day shall exclude any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"Contractual Term Maturity Date" means the last day of the Contractual Term period. If the Letter does not set out a specific

Contractual Term period but rather refers to a period of time up to which the Contractual Term Maturity Date can occur, the Bank and the Borrower must agree on a Contractual Term Maturity Date before first drawdown, which Contractual Term Maturity Date will be set out in the Rate and Payment Terms Notice.

"CORRA" means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.

"CORRA Administrator" the Bank of Canada (or any successor administrator).

"Cross Default Threshold" means the cross-default threshold set out in the Letter. If no such cross-default threshold is set out in the Letter it will be deemed to be zero.

"Current Account" means the account established by the Borrower with the Bank for the conduct of the Borrower's day-to-day banking business in Canadian dollars.

"Daily Compounded CORRA" means, for any day (a "CORRA Rate Day"), CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Bank in accordance with the methodology and conventions for this rate selected or recommended by the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto, for determining compounded CORRA for business loans; provided that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Replacement Date with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

For the avoidance of doubt, from the date hereof until such date that the Bank determines that the methodology and conventions described above have changed, CORRA, as used in the definition of Daily Compounded CORRA, shall mean, for any CORRA Rate Day, a rate per annum equal to the greater of (a) CORRA for the day (such day, a "CORRA Determination Day'') that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA

Administrator on the CORRA Administrator's Website, and (b) zero percent. If by 5:00 p.m. (Toronto time) on the second (2nd) Business Day immediately following any CORRA Determination Day, CORRA in respect of such CORRA Determination Day has not been published on the CORRA Administrator's Website and a Benchmark Replacement Date with respect to the Daily Compounded CORRA has not occurred, then CORRA for such CORRA Determination Day will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator's Website; provided that any CORRA determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Compounded CORRA for no more than three (3) consecutive CORRA Rate Days.

"Daily Simple SOFR" means, for any day (a "SOFR Rate Day''), SOFR with interest accruing on a simple daily basis, with the methodology and conventions for this rate (which will include a lookback) being established by the Bank in accordance with the methodology and conventions for this rate selected or recommended by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate), or any successor thereto, for determining daily simple SOFR for business loans; provided that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published SOFR and a Benchmark Replacement Date with respect to SOFR has not occurred, then, in respect of any day for which SOFR is required, references to SOFR will be deemed to be references to the last provided or published SOFR. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

For the avoidance of doubt, from the date hereof until such date that the Bank determines that the methodology and conventions described above have changed, Daily Simple SOFR shall mean, for any SOFR Rate Day, a rate per annum equal to the greater of (a) SOFR for the day (such day, a "SOFR Determination Day'') that is five (5) Business Days prior to (i) if such SOFR Rate Day is a

Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator's Website, and (b) zero percent. If by 5:00 p.m. (New York City time) on the second (2nd) Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator's Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding Business Day for which such SOFR was published on the SOFR Administrator's Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.

"Eligible Enterprise" means, as defined in the Bank Act, a business with authorized credit of less than CAD$1,000,000, fewer than 500 employees and annual revenues of less than CAD$50,000,000.

"Fixed Rate Term Loan" means any loan under a Term Loan Facility or a Mortgage Loan Facility with a fixed interest rate, which, for greater certainty, shall not include Term CORRA Loans or Term SOFR Loans.

"Floating Rate Term Loan" means any loan under a Term Loan Facility or a Mortgage Loan Facility with a variable interest rate, which, for greater certainty, shall not include Term CORRA Loans or Term SOFR Loans.

"Global Trade Finance Letter of Credit" or "GTF LC" means a GTF DLC (documentary letter of credit), GTF SBLC (standby letter of credit or demand guarantee) or similar instrument in form and substance satisfactory to the Bank applied for and issued through TD Securities Global Trade Finance.

"GTF Documents" means the Documentary Letter of Credit Application Form, General Trade Finance Agreement, Irrevocable Demand Guarantee/ Irrevocable Standby Letter of Credit Application Form, TDfacilitrade Application Form, or other agreements required for the issuance of a GTF LC.

"Inventory Value" means, at any time of determination, the total value (based on the lower of cost or market) of the Borrower's inventories that are subject to the Bank Security (other than (i) those inventories supplied by trade creditors who at that time have not been fully paid and would have a right to repossess all or part of such inventories if the Borrower were then either bankrupt or in receivership, {ii) those inventories comprising work in process and (iii) those inventories that the Bank may from time to time designate in its sole discretion) minus the total amount of any claims, liens or encumbrances on those inventories having or purporting to have priority over the Bank.

"Letter" means the letter from the Bank to the Borrower to which this Schedule "A" - Standard Terms and Conditions and Schedule "B" - LC and GTF DLC Terms and Conditions are attached.

"Letter of Credit" or "LC" means a documentary letter of credit, standby letter of credit, demand guarantee or similar instrument in form and substance satisfactory to the Bank, not including GTF LCs.

"Material Adverse Change" means any change, effect, event or occurrence (direct or indirect) with respect to the condition (financial or otherwise), reputation, assets, property (including, without limitation, the value of any real property mortgaged under the Bank Security), income (including, without limitation, the vacancy rate or the income earned on any real property mortgaged under the Bank Security), liabilities, obligations (whether absolute, accrued, conditional or otherwise), business, operations, results of operations or prospects of the Borrower, any of the Borrower's subsidiaries or any of the Guarantors, whether of a short term or long term duration, and whether arising from events or circumstances or risks that are known or unknown to the Bank at the date of this Agreement, that is determined by the Bank, in its sole discretion, to be, or has the potential to be, material and adverse to the Borrower, any of the Borrower's subsidiaries or any of the Guarantors.

"Maturity Date"for a Facility, means the date on which all amounts outstanding under such Facility are due and payable to the Bank

"Person" includes any individual, sole proprietorship, corporation, partnership, joint venture, trust, unincorporated association, association, institution, entity, party, or government (whether national, federal, provincial, state, municipal, city, county, or otherwise and including any instrumentality, division, agency, body, or department thereof).

"Prime Rate" means the rate of interest per annum (based on a 365 day year) established and reported by the Bank to the Bank of

Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

"Purchase Money Security Interest" means a security interest on an asset which is granted to a lender or to the seller of such asset in order to secure the purchase price of such asset or a loan incurred to acquire such asset, provided that the amount secured by the security interest does not exceed the cost of the asset and provided that the Borrower provides written notice to the Bank prior to the creation of the security interest, and the creditor under the security interest has, if requested by the Bank, entered into an inter-creditor agreement with the Bank, in a format acceptable to the Bank.

"Rate Term" means that period of time as selected by the Borrower from the options offered to it by the Bank, during which a Fixed Rate Term Loan will bear a particular interest rate. If no Rate Term is selected, the Borrower will be deemed to have selected a Rate Term of 1 year.

"Rate Term Maturity" means the last day of a Rate Term which day may never exceed the Contractual Term Maturity Date.

"Rate and Payment Terms Notice" means the written notice sent by the Bank to the Borrower setting out the interest rate and payment terms for a particular drawdown, which Rate and Payment Terms Notice shall form part of this Agreement.

"Receivable Value" means, at any time of determination, the total value of those of the Borrower's trade accounts receivable that are subject to the Bank Security other than (i) those accounts then outstanding for 90 days, (ii) those accounts owing by Persons, firms or corporations affiliated with the Borrower, (iii) those accounts that the Bank may from time to time designate in its sole discretion, (iv) those accounts subject to any claim, liens, or encumbrance having or purporting to have priority over the Bank, (v) those accounts which are subject to a claim of set-off by the obliger under such account, MINUS the total amount of all claims, liens, or encumbrances on those receivables having or purporting to have priority over the Bank.

"Receivables/Inventory Summary" means a summary of the Borrower's trade account receivables and inventories, in form as the Bank may require and certified by a senior officer/representative of the Borrower.

"SOFR" means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured financing rate from time to time), on the immediately succeeding Business Day.

"SOFR Administrator"means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

''Term CORRA" means, for the applicable corresponding interest period of a Term CORRA Loan, the Term CORRA Reference Rate for an interest period comparable to the applicable selected interest period on the day (such day, the "Periodic Term CORRA Determination

Day") that is two (2) Business Days prior to the first day of such selected period, as such rate is published by the Term CORRA

Administrator; provided, however, if as of 1:00 P.M. (Toronto time) on any Periodic Term CORRA Determination Day the Term

CORRA Reference Rate for the applicable interest period has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to Term CORRA has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such interest period as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such interest period was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

"Term CORRA Administrator" means Candeal Benchmark Administration Services Inc., TSX Inc. (or a successor administrator of the Term CORRA Reference Rate selected by the Bank in its reasonable discretion).

"Term CORRA Reference Rate" means, for the applicable corresponding interest period, the forward-looking term rate based on

CORRA.

"Term SOFR" means, for the applicable corresponding interest period of a Term SOFR Loan, the Term SOFR Reference Rate for an interest period comparable to the applicable selected interest period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) Business Days prior to the first day of such selected period, as such rate is published by the Term SOFR Administrator; provided, however, if as of 5:00 P.M. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable interest period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such interest period as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such interest period was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day.

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Bank in its reasonable discretion).

"Term SOFR Reference Rate" means, for the applicable corresponding interest period, the forward-looking term rate based on SOFR.

"USBR" means the rate of interest per annum (based on a 365 day year) established by the Bank from time to time as the US Bose Rote and published on the Bank's website.

"USO" or "USO Equivalent" means, on any date, the equivalent amount in United States Dollars after giving effect to a conversion of a specified amount of Canadian Dollars to United States Dollars at the exchange rate determined by the Bank at the time of the conversion.

"USO Current Account" means the account established by the Borrower with the Bank for the conduct of the Borrower's day-to-day banking business in United States dollars.

"U.S. Prime Rate" means the rate of interest per annum (based on a 365 day year) established by the Bank from time to time as the U.S. Prime Rate and published on the Bank's website.

SCHEDULE "B" - LC AND GTF DLC TERMS AND CONDITIONS

A. TERMS AND CONDITIONS - LCs

1. Issuance of LCs

The Borrower authorizes and requests the Bank to issue LCs from time to time in a format that has been approved by the Bank, in accordance with the request of the Borrower on behalf of the Borrower or on behalf of a third party. Notwithstanding the foregoing, the Bank shall not be obligated to issue LCs at the request of the Borrower.

These terms and conditions shall apply to all LCs issued at the request of the Borrower, whether on behalf of the Borrower or a third party, regardless of whether the LC includes the names of both the Borrower and the third party or only includes the name of the third party.

If the Bank issues an LC at the request of the Borrower on behalf of a third party, the Bank will take instructions with respect to the LC from the Borrower.

2. LC Fees

For each LC issued, the Borrower agrees to pay the Bank the LC issuance fees and any other applicable fees set out in this Agreement or otherwise agreed to by the Borrower (the "LC Fees"). An LC issuance fee expressed as a percentage is calculated on the face value of the LC and is payable in advance prior to the issuance of the LC and on the stated frequency in this Agreement thereafter from the date of issuance to the expiry date of the LC.

In the event an LC is terminated, cancelled or reduced prior to its scheduled expiry date for any reason whatsoever, except as described in Section 29(v) of Schedule A of this Agreement, no part of the LC Fees shall be refunded by the Bank.

3. Renewals

(a)

Until otherwise instructed by the Borrower in writing, the Bank may, at the Bank's sole discretion, extend or renew any LC in accordance with its terms without requiring a further authorization or request from the Borrower and these terms and conditions shall apply to such extension or renewal as if the same were the original LC.

For each LC renewed, the Borrower agrees to pay to the Bank the LC Fees.

4. Amendments and Replacements

These terms and conditions will apply to any and all amendments to an LC and any replacement of an LC that has been lost, misplaced or destroyed, as if the amended LC or replacement LC, as applicable, were the original LC.

5. Indemnity and Reimbursement

The Borrower unconditionally and irrevocably authorizes the Bank to pay any amount of any demand made on the Bank under and in accordance with the terms of any LC. Any demand or request made upon the Bank for payment under any LC will be the Bank's sufficient authority to pay thereunder.

The Borrower will indemnify the Bank and save the Bank, its successors and assigns, harmless from and against any and all losses, costs, damages or expenses which the Bank may suffer or incur in any manner whatsoever by reason of the Bank giving any LC or any amendment or renewal thereof or taking any action in connection with an LC. The Borrower covenants, undertakes and agrees that it will, if requested by the Bank, at its expense, retain counsel acceptable to the Bank in order to intervene in and defend any action, lawsuit or proceeding which may be brought against the Bank with respect to an LC or any payment made or to be made thereunder. The Borrower and the Bank will co-operate in instructing counsel.

The Borrower agrees to reimburse the Bank for the amount of all payments and disbursements made by the Bank under an LC in the currency of the LC, together with any accrued and unpaid LC Fees, immediately upon demand by the Bank. Any amount not paid when demanded shall result in a default under these terms and conditions and is a default under this Agreement. The Borrower agrees to indemnify the Bank for any loss suffered by the Bank if the Bank is repaid for any payments or disbursements under an LC in a currency other than the currency of the LC, whether such payment is made pursuant to an order of a court or otherwise.

The Bank is authorized to debit any account the Borrower has with the Bank, without notice, for the amount of the LC Fees and all other amounts payable by the Borrower to the Bank pursuant to the provisions of these terms and conditions even if that debiting creates an overdraft in any such account. If there are insufficient funds in the Borrower's accounts to reimburse the Bank, the Borrower shall pay interest on all overdue amounts at the All-In Rate plus 2% per annum. The debiting of an amount to the Borrower's account as provided for herein shall constitute the Bank's demand for payment of such amount unless the Bank has otherwise demanded payment in respect thereof.

The Borrower's obligation to reimburse the Bank under these terms and conditions is absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defence to payment which the Borrower may have or have had against the Bank or the beneficiary of the LC.

The Bank shall not be responsible for, and the Borrower fully and unconditionally assumes all risks with respect to:

determining the validity of any demand or request under an LC or the right of the beneficiary to make such demand or request;

(b)

(c)

(d)

(e)

the authorization, execution, signature, endorsement, correctness, genuineness, legal effect or validity of certificates or other documents delivered under or in connection with an LC that appear on their face to be in order, even if such certificates or other documentation should in fact prove to be invalid, fraudulent or forged;

errors in transaction or errors in the interpretation of technical terms or errors in the calculation of amounts demanded under the LC;

any failure or inability of the Bank to make a payment under an LC as a result of any requirement of law, including without limitation any applicable sanctions laws or regulations, or by reason of any control or restriction rightfully or wrongfully exercised by any person, asserting or exercising governmental powers; or

errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, electronic mail, facsimile, or otherwise or for any other consequences arising in respect of a failure by the Bank to honour an LC due to reasons beyond the control of the Bank;

and none of the above shall affect or impair any of the rights or powers of the Bank hereunder or the obligations of the Borrower.

Without limiting the generality of the foregoing, it is agreed that any payment made by the Bank in accordance with the terms of an LC shall be binding upon the Borrower and shall not result in any liability of the Bank to the Borrower and shall not lessen the obligations of the Borrower under these terms and conditions.

The Borrower agrees that it will not under any circumstances, regardless of how extraordinary, unintended or unforeseen such circumstances may be, claim or insist that the Bank should refrain or should have refrained from making a payment under the LC by virtue of it being aware, actually, constructively or otherwise, of facts justifying the Bank declining to make a payment under the LC. The Borrower agrees that in all circumstances where the Borrower is of the view that a payment should not be made by the Bank under the LC, the Borrower's sole recourse shall be to obtain an order or declaration from a court of appropriate jurisdiction, enjoining payment by the Bank pursuant to the LC (to the extent that such relief may be available at law), the whole at the Borrower's expense.

6. LC Rules

The Borrower and the Bank agree that each LC may be expressly made subject to or otherwise incorporate, as appropriate and as agreed by the Bank, the beneficiary and the Borrower prior to issuance of such LC: (a) the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 ("UCP600"), (b) the International Standby Practices ("ISP98"), ICC Publication No. 590 or (c) the Uniform Rules for Demand Guarantees, ICC Publication No. 758 ("URDG"), including any amendments thereto, as applicable (each of UCP 600, ISP98 or the URDG, as applicable, being a "Rule"). With respect to any LC, where there is an inconsistency between the Borrower's obligations under these terms and conditions and the Rule applicable to such LC, the Borrower agrees that such Rule shall prevail.

The Borrower also agrees that an LC may by its terms be subject (in the case of an LC subject to a Rule, however, only as to matters not otherwise covered by the applicable Rule), to the laws of Canada or to the laws of any other jurisdiction mutually acceptable to the Bank, the beneficiary of such LC and the Borrower, in each case without giving effect to the chosen jurisdiction's rules governing conflicts of laws, as well as laws, customs and regulations in force in any place of negotiation or payment of such LC. The Borrower agrees to indemnify the Bank and save the Bank, its successors and assigns, harmless from and against any and all losses, costs, damages or expenses which the Bank may suffer or incur in any manner whatsoever by reason of the application of foreign laws to an LC.

B. TERMS AND CONDITIONS - GTF DLCs

1. Issuance of GTF DLCs

The Borrower authorizes and requests the Bank or its representative banks or financial institutions (collectively, "Correspondents") to issue, amend, replace or modify GTF DLCs from time to time in a format that has been approved by the Bank and its Correspondents, in accordance with the request of the Borrower on behalf of the Borrower or on behalf of a third party. Notwithstanding the foregoing, the Bank shall not be obligated to issue GTF DLCs at the request of the Borrower.

These terms and conditions shall apply to all GTF DLCs issued, amended, replaced or modified at the request of the Borrower, whether on behalf of the Borrower or a third party, regardless of whether the GTF DLC includes the names of both the Borrower and the third party or only includes the name of the third party.

The Borrower shall promptly examine a copy of each GTF DLC, and other documents delivered to the beneficiary and if they do not comply with the Borrower's instructions the Borrower will immediately notify the Bank in writing. The Borrower waives any and all claims against the Bank unless the Borrower provides the Bank with immediate written notification of non-compliance with the Borrower's instructions.

2. GTF DLC Fees

For each GTF DLC issued, the Borrower agrees to pay the Bank the issuance fees, the fees in the Global Trade Finance Fee Schedule and any other applicable fees set out in this Agreement or otherwise agreed to by the Borrower (collectively, the "GTF DLC Fees"). A GTF DLC issuance fee expressed as a percentage is calculated on the face value of the GTF DLC and is payable in advance prior to issuance and on a quarterly basis thereafter from the date of issuance to the expiry date of the GTF DLC unless otherwise agreed to by the Bank.

In the event a GTF DLC is terminated, cancelled or reduced prior to its scheduled expiry date for any reason whatsoever, except as described in Section 29(v) of Schedule A of this Agreement, no part of the GTF DLC Fees shall be refunded by the Bank.

3. Payment

The Bank will pay to the beneficiary of a GTF DLC the amount of any draft, receipt, acceptance. cable, or written demand (individually, an "Instrument") not exceeding the amount specified in the GTF DLC without regard to the correctness, validity or sufficiency of the Instrument.

The Borrower will pay the Bank on demand the amount of any Instrument under a GTF DLC, including all obligations imposed by foreign laws and all fees and commissions and all charges and expenses paid or incurred by the Bank in connection with the GTF DLC plus any interest, where applicable.

The Borrower authorizes the Bank to debit any of the Borrower's accounts with the amount of any Instrument, charges and expenses. If there are insufficient funds in the Borrower's accounts to reimburse the Bank for payment of an Instrument the Borrower shall pay interest on all overdue amounts at the Bank's overdraft rate of interest established from time to time. If the Instrument is in foreign currency, the Borrower shall pay the Bank in its local currency at the Bank's current selling rate of exchange of the foreign currency.

The Borrower agrees that in all circumstances where the Borrower is of the view that a payment should not be made by the Bank under the

GTF DLC by virtue of some impropriety by the beneficiary or its successors, assigns or others in seeking payment from the Bank under the GTF DLC, the Borrower will, at the Borrower's expense, make an application a court of appropriate jurisdiction, with appropriate notice to the Bank, for an order or declaration enjoining payment by the Bank pursuant to the GTF DLC.

The Borrower agrees that the Borrower will not under any circumstances, regardless of how extraordinary, unintended or unforeseen such circumstances may be, claim or insist that the Bank should refrain or should have refrained from making payment under the GTF DLC by virtue of it being aware, actually, constructively or otherwise, of facts justifying the Bank declining to make a payment under the GTF DLC.

4. Indemnity

The Borrower agrees to indemnify and save harmless the Bank and its Correspondents of and from and against all actions, suits, causes of actions, claims and demands, losses, costs, damages and expenses, including legal fees, of whatsoever nature which the Bank may suffer, be at, or be put to by reason or in consequence, either directly or indirectly, arising from or in connection with any GTF DLC.

The Borrower further agrees to indemnify and save harmless the Bank and its Correspondents of and from and against any and all claims and expenses, including legal fees on a solicitor and client basis, whether awarded by a court or not, incurred by the Bank in the prosecution or defence of any claim in any way related to the GTF DLC, including without limitation all claims by the Borrower and its successors and assigns.

The Borrower covenants, undertakes and agrees that the Borrower will, if requested by the Bank, retain necessary counsel for and fully intervene in and defend any action, lawsuit or proceeding which may be brought against the Bank with respect to the GTF DLC or any payment made or to be made thereunder.

The Borrower further acknowledges and agrees that the Bank, its Correspondents and agents shall have no obligation to plead fraud or any other defence in any action, lawsuit or proceeding related to the GTF DLC that may be brought against any of them, whether or not any of them have actual or constructive knowledge of the facts to support such a pleading. The Borrower further agrees that the Bank's failure to plead fraud or any other defence shall in no way prejudice or diminish its rights to be indemnified by the Borrower.

5. Insurance

Where there exists no insurance naming a beneficiary of a GTF DLC as loss payee with respect to the performance of the underlying agreement between the Borrower and the beneficiary, at the Bank's request the Borrower will obtain insurance, with an insurance company satisfactory to the Bank, naming the Bank as loss payee.

6. Compliance with Laws

The Borrower shall comply with all domestic and foreign laws and regulations relating to the GTF DLC and the Borrower shall provide to the Bank any certificate or other document as required thereunder.

7. UCP Rules

The Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (the "UCP 600 Rules") and amendments thereto, shall be deemed to be a part of these terms and conditions as if fully incorporated herein and shall apply to each GTF DLC. Where there is any inconsistency between these terms and conditions and the UCP 600 Rules, the UCP 600 Rules shall prevail.

8. Documentary Letter of Credit Application Terms and Conditions

The Borrower acknowledges and agrees that GTF DLCs are also subject to the GTF Documents, as applicable.

C. TERMS AND CONDITIONS - GTF SBLCs

The terms and conditions set out in this Schedule "B" do not apply to GTF SBLCs.

GTF SBLCs are subject to the terms and conditions in the GTF Documents, as applicable.

Hybrid Correspondence Document

Final Audit Report 2025-11-14

Created: 2025-11-14

By: Matthew Lipman (lipmanm@brookstonepartners.com)

Status: Signed

Transaction ID: CBJCHBCAABAA1CUToJ6J-D2RkGoy2OYvXcxGMltVhpJo

"Hybrid Correspondence Document" History

Document created by Matthew Lipman (lipmanm@brookstonepartners.com)

2025-11-14 - 5:23:36 PM GMT

Document emailed to Jeffrey Leech (j.leech@canadianstone.com) for signature

2025-11-14 - 5:23:44 PM GMT

Email viewed by Jeffrey Leech (j.leech@canadianstone.com)

2025-11-14 - 5:46:07 PM GMT

Document e-signed by Jeffrey Leech (j.leech@canadianstone.com)

Signature Date: 2025-11-14 - 9:19:40 PM GMT - Time Source: server

Agreement completed.

2025-11-14 - 9:19:40 PM GMT